Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-233863) of Spark Energy, Inc.,

(2)	Registration Statement (Form S-8 No. 333-197738) pertaining to the Long Term Incentive Plan of Spark Energy, Inc., and

(3)	Registration Statement (Form S-8 No. 333-231707) pertaining to the Second Amended and Restated Long Term Incentive Plan of Spark Energy, Inc.
of our reports dated March 5, 2020, with respect to the consolidated financial statements of Spark Energy, Inc., and the effectiveness of internal control over financial reporting of Spark Energy, Inc. included in this Annual Report (Form 10-K) of Spark Energy, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Houston, Texas
March 5, 2020